EXHIBIT 1

April 16, 2013

Full Alliance International Limited
c/o Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083

Attention:	Mr. Zishen Wu
Ms. Xingmei Zhong

Ladies and Gentlemen:

Reference is made to the Amended and Restated Commitment Letter, dated April 1, 2013 (the “Commitment Letter”), by and between Abax Global Capital (Hong Kong) Limited, on behalf of funds managed and/or advised by it and its nominee entities and its and their affiliates (the “Commitment Party,” “we” or “us”), and Full Alliance International Limited (“Holdco” or “you”).

The Commitment Letter is hereby amended as follows:

(1)           The following provision is inserted as an additional condition precedent at the end of Section 1 of the Commitment Letter:

“(h)             The common stock of the Acquired Business has resumed trading on the Nasdaq Global Select Market.”

(2)           The first sentence of Section 2 of the Commitment Letter is replaced in its entirety by the following sentence:

“The Commitment Party’s commitment and other obligations set forth in this Commitment Letter will terminate on the earliest of (A) May 15, 2013, (B) the date the Operative Documents become effective and (C) the date the acquisition agreement for the Transaction is terminated (such earliest date, the “Termination Date”).”

Except as expressly set forth above, all terms and conditions of the Commitment Letter are hereby ratified and confirmed and shall remain in full force and effect.

*           *           *

Please indicate your acceptance of the foregoing by signing and returning one copy of this letter agreement to Chee Kong Chan, Abax Global Capital (Hong Kong) Limited (electronic mail: cheekong.chan@abaxcap.com) at or before 5:00 p.m. (Hong Kong time) on April 17, 2013, the time at which the commitment and other obligations of the Commitment Party as set forth above (if not so accepted prior thereto) will terminate.

[Signature Page Follows]

Very truly yours,

ABAX GLOBAL CAPITAL (HONG KONG) LIMITED

By:	/s/ Donald Yang
	Name:	Donald Yang
	Title:	Managing Partner and Chief Investment Officer

ACCEPTED and agreed to this 16th day of April, 2013

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
	Name:	Xingmei Zhong
	Title:	Director